Exhibit 10.1

20415 Nordhoff Street
Chatsworth, California 91311

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is entered into as of the 8th day of June, 2010, by and between MRV Communications, Inc., a Delaware corporation (“MRV”) and Noam Lotan (the “Executive”).

WHEREAS, MRV and the Executive are parties to a Key Employee Agreement dated as of March 23, 1992, as amended on August 10, 1992 and November 16, 1994 (the “Employment Agreement”);

WHEREAS, the Executive and MRV agree to terminate his employment with MRV; and

WHEREAS, the Executive and MRV intend the terms and conditions of this Agreement to govern all issues related to the Executive’s employment and separation from MRV.

NOW, THEREFORE, in consideration of the covenants and mutual promises contained in this Agreement, the Executive and MRV agree as follows:

1.             Resignation; Termination of Employment.  The Executive hereby confirms that (a) effective as of June 30, 2010 (the “Termination Date”), his employment with MRV will terminate and he will resign from his position as Chief Executive Officer of MRV and as a director of MRV and (b) he will not be eligible for any benefits or compensation after the Termination Date, other than as specifically provided herein.  In addition, effective as of the Termination Date, the Executive hereby confirms his resignation from all other offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, MRV or its subsidiaries or affiliates (collectively, “Affiliates”) or any benefit plans of MRV or any Affiliate.  The Executive will execute the resignations attached as Exhibit A contemporaneously with his execution of this Agreement.  On and after the Termination Date, the Executive acknowledges and agrees that he will not represent himself as being an employee, officer, director, trustee, member, partner, agent or representative of MRV or any Affiliate for any purpose and will not make any public statements on behalf of MRV or any Affiliate.

2.             Severance Benefits.  Subject to the terms and conditions of this Agreement, including the Executive’s executing (and not revoking) this Agreement and the Supplemental General Release, the Executive acknowledges and agrees that he will not be eligible for any compensation or benefits after the Termination Date except for the following:

a.             Lump Sum Severance Payment.  A cash payment paid in two installments, provided that the Executive has not revoked the execution of this Agreement or the Supplemental General Release:  the first installment of $548,537.50 will be paid on the 30th day following the Termination Date and the second installment of $85,000 will be paid on January 2, 2011.

b.             Employee Benefits.

(i)            Health Benefits.  Subject to the Executive’s timely election of continuation coverage under the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended (“COBRA”) and remaining eligible for COBRA coverage, continued participation in the medical, dental and vision plans maintained by MRV for a period of up to 18 months following the Termination Date (the “Coverage Period”) as if the Executive had continued in employment with MRV during such period (including the Executive’s obligation to pay the employee portion of any contribution or premium but excluding an employee’s ability to pay premiums with pre-tax dollars).  If the Executive continuously receives health benefits under this Section 2.b.(i) from the Termination Date through the end of the Coverage Period, MRV shall thereafter, for a period of up to six months, pay the Executive on the first business day of each month, a lump sum cash amount equal to the employer portion of the premium cost MRV would have paid on the Executive’s behalf if he were an active employee of MRV.  Notwithstanding the foregoing, MRV’s obligations under this Section 2.b.(i) shall terminate if the Executive fails to pay any required contribution or premium or if the Executive becomes eligible for health benefits of a subsequent employer (whether or not the Executive accepts such benefits), except that MRV’s obligation to continue to make available continuation coverage under COBRA at the full COBRA rates shall be determined in accordance with COBRA.  The Executive will notify MRV of his eligibility for medical, dental or vision benefits from a subsequent employer within 30 days of such eligibility.

(ii)           Tax-Qualified Plans.  The Executive shall be eligible to receive any accrued, vested benefits to which he is otherwise entitled under the tax-qualified 401(k) plans maintained by MRV and its Affiliates.

c.             Stock Options.  Pro-rata vesting as of the Termination Date of the outstanding unvested stock option to purchase shares of common stock of MRV granted on October 29, 2002.  A list of the Executive’s outstanding stock options that will be vested as of the Termination Date is attached as Exhibit B.  Except as set forth on Exhibit B hereto, all outstanding stock options vested as of the Termination Date will remain exercisable until the third anniversary of the Termination Date, but in no event beyond the actual expiration date of the stock option set forth on Exhibit B, and will remain subject to all of the terms and conditions of, the applicable stock option plan and stock option agreement, to the extent not contrary to the terms of this Agreement.  Any stock options not vested as of the Termination Date automatically shall be forfeited as of the Termination Date.

d.             Outplacement Services.  Provision of outplacement services during the six-month period following the Termination Date (or, if earlier, until the first acceptance by the Executive of an offer of employment) through a reputable and experienced vendor selected by MRV, up to a maximum cost to MRV of $7,500.

e.             Other Amounts.  A lump sum cash payment on the date the first installment payment specified in sub-paragraph 2.a above is to be paid equal to the sum of (i) the reasonable business and entertainment expenses incurred by the Executive prior to the date of this Agreement and reimbursable under MRV’s expense reimbursement policy (subject to the Executive’s presentation of appropriate documentation prior to the Termination Date) and (ii) the Executive’s accrued but unused vacation time through the Termination Date required to be paid under MRV’s vacation policy.

3.             Return of Property.  The Executive represents to MRV that he has destroyed or returned to MRV any and all files or other property (both tangible and intellectual) of MRV and any Affiliate containing or relating to Confidential Information (as defined below) and any and all other property belonging to MRV and its Affiliates, including, but not limited to, all rolodexes (except to the extent such rolodex does not contain information other than name, address, telephone number and similar information), identification cards, credit cards, computers, fax machines, cellular or other telephones, Blackberries, beepers, PDA’s, keys, card access keys to any building of MRV or any Affiliate, deeds, contracts, office equipment and supplies, records and computer disks.

4.             Full Discharge.  The Executive agrees and acknowledges that the payments and benefits provided in Section 2 and the other entitlements hereunder: (a) are in full discharge of any and all liabilities and obligations of MRV to the Executive, monetarily or with respect to compensation (including base salary and bonus), employee benefits or otherwise, including any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of MRV or any Affiliate, including the Employment Agreement and/or any alleged understanding or arrangement between the Executive and MRV or any of its officers or directors; and (b) exceed any payment, benefit, or other thing of value to which the Executive might otherwise be entitled but for this Agreement under any policy, plan or procedure of MRV or any prior agreement between the Executive and MRV, except for accrued, vested amounts under any tax-qualified 401(k) plans maintained by MRV and its Affiliates, which amounts, if any, will be paid in accordance with the terms of such plan.  Notwithstanding the foregoing, the Executive will retain any conversion rights he may have under the key man life insurance policy maintained by MRV covering his life.

5.             Future Conduct and Obligations.

a.             Continuing Obligations under the Employment Agreement.  The Executive hereby agrees that the termination of the Executive’s employment will not affect the provisions of the Employment Agreement which impose continuing obligations on him following termination of the Employment Agreement and specifically acknowledges the existence and applicability of Sections 6 and 7 thereof (including the Proprietary Information and Inventions Agreement).  Such restrictions will remain in full force and effect following the Termination Date as provided in the Employment Agreement.

b.             Confidentiality.  The Executive agrees that, following the Termination Date, he will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to MRV, its Affiliates or their businesses, which the Executive obtained during his employment with MRV (“Confidential Information”).  Notwithstanding the foregoing, “Confidential Information” will not apply to information that: (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any of the Executive’s; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides MRV with prior notice of the contemplated disclosure and reasonably cooperate with MRV at its expense in seeking a protective order or other appropriate protection of such information).

c.             Non-Solicitation of Business Partners.  Unless prior written approval is given by the Chairman of the Board of Directors of MRV or the Chief Executive Officer of MRV, the Executive agrees that, during the two-year period following the Termination Date (the “Restricted Period”), he will not, either directly or indirectly, induce, influence, persuade, solicit or attempt to induce, influence persuade, or solicit any business partner, vendor, customer or supplier of MRV and its Affiliates to terminate the business relationship of such person with MRV and its Affiliates, to materially reduce the amount of business conducted with MRV and its Affiliates or in any way interfere with the relationship between any such business partner, vendor, customer or supplier and MRV and its Affiliates.

d.             Non-Solicitation of Employees.  Unless prior written approval is given by the Chairman of the Board of Directors of MRV or the Chief Executive Officer of MRV, the Executive agrees that, during the Restricted Period, he will not, either directly or indirectly, hire employees or former employees of MRV and its Affiliates (which shall for this purpose only include individuals employed by MRV and its Affiliates at any point during the six months preceding such hiring) or induce, influence, persuade, solicit or attempt to induce, influence persuade, or solicit any employees of MRV and its Affiliates to leave the employ of MRV and its Affiliates, nor will he help others to do so.

e.             Non-Disparagement.  The Executive, for himself and for his heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives agrees that he will not, or encourage or induce others to, Disparage MRV, its Affiliates or any of their past and present officers, directors, employees, stockholders, products or services.  “Disparage” includes, without limitation, making comments or statements to the press, MRV’s or any Affiliate’s employees or any individual or entity with whom MRV or an Affiliate has a business relationship (including, without limitation, any vendor, supplier, customer or distributor of MRV or any Affiliate) that could adversely affect in any manner: (i) the conduct of the business of MRV or any Affiliate (including, without limitation, any products or business plans or prospects); or (ii) the business reputation of MRV, its Affiliates, or any of their products or services, or the business or personal reputation of MRV’s or an Affiliate’s past or present officers, directors, employees or stockholders.  MRV agrees that it will not issue any press release or other official written statement, and it will direct its senior executive officers as of the Termination Date and directors of MRV as of the Termination Date, while employed by MRV or serving as a director of MRV, to not make any public statements that could adversely affect the business or personal reputation of the Executive.  Nothing herein shall prohibit either party (A) from responding truthfully to any governmental investigation, legal process or inquiry related thereto or from fulfilling any disclosure requirements or (B) from making statements such party in good faith believes are necessary or appropriate to make to rebut untrue or misleading statements by the other, and the limitations on MRV’s senior executive officers and directors shall not prohibit statements they believe are reasonably necessary or appropriate to make in connection with the good faith performance of their duties for MRV and its Affiliates.

f.              Other Assistance.  Upon the receipt of notice from MRV (including outside counsel), the Executive agrees to respond and provide information with regard to matters in which he has knowledge as a result of his employment with, or serving as a director of, MRV and to assist and cooperate with MRV and its representatives in the defense or prosecution of any claims that may be made or threatened by or against MRV or any Affiliate, to the extent that such claims may relate to the period of the Executive’s employment or service with MRV, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including preparing for and testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed by the Executive, pertinent knowledge possessed by the Executive, or any act or omission by the Executive.  The Executive will perform such acts and execute and deliver such documents that may be reasonably necessary to carry out the provisions of this Section 5.f.  The Executive agrees to promptly inform MRV if he becomes aware of any lawsuits involving such claims that may be filed or threatened against MRV or any Affiliate.  The Executive also agrees to promptly inform MRV (to the extent he is legally permitted to do so) if he is asked to assist in any investigation of MRV or any Affiliate (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against MRV or an Affiliate with respect to such investigation, and will not do so unless legally required.  Upon presentment to MRV of appropriate documentation, MRV will reimburse the Executive for the reasonable out-of-pocket expenses incurred as a result of such cooperation.  MRV agrees that it will coordinate any such request for cooperation with the Executive’s other business or professional commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities.

g.             Tolling.  In the event of any violation of the provisions of this Section 5, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 5 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

h.             Equitable Relief.  Notwithstanding anything in this Agreement to the contrary, in the event of a breach or threatened breach by either party of the provisions of Section 5, (i) the Executive acknowledges that MRV’s and its Affiliates’ remedies at law would be inadequate and MRV acknowledges that the Executive’s remedies at law would be inadequate and, in recognition of this fact, each party agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, each party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available and (ii) any controversy or claim arising out of or relating to Section 5 will not be settled by mediation or arbitration and the parties hereby irrevocably submit to the exclusive jurisdiction of any state or federal court in Los Angeles, California for any suit, action or proceeding arising out of or relating to or concerning Section 5 of this Agreement.

i.              Reformation.  If it is determined by any court of competent jurisdiction that the covenants in this Section 5 are unenforceable under the laws of any state by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

6.             General Release.

a.             For and in consideration of the payments to be made and the promises set forth in this Agreement, the Executive, for himself and for his heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives (collectively, the “Releasors”) hereby forever releases, waives and discharges the Released Parties (as defined below) from each and every claim, demand, cause of action, fee, liability or right of any sort (based upon legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), known or unknown, which Releasors ever had, now have, or hereafter may have against the Released Parties by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter from the beginning of the world up to and including the Effective Date (as defined in Section 18), including without limitation, those in connection with, or in any way related to or arising out of, the Executive’s employment or termination of employment or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with the Released Parties.

b.             Without limiting the generality of the previous paragraph, this Release is intended to and shall release the Released Parties from any and all claims, whether known or unknown, which Releasors ever had, now have, or may hereafter have against the Released Parties including, but not limited to:  (1) any claim of discrimination or retaliation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Released Parties subject to the terms and conditions of such plan and applicable law) and the Family and Medical Leave Act; (2) any claim under the Constitution of the State of California, the California Fair Employment and Housing Act, the California Labor Code, the California Civil Code, the Unruh and George Civil Rights Acts, the California Family Rights Act, the California Government Code, the California Pregnancy Disability Leave Law, the California Workers’ Compensation Act or the California Continuation Benefits

Replacement Act; (3) any other claim (whether based on federal, state or local law or ordinance, statutory or decisional) relating to or arising out of the Executive’s employment, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of such employment, including, but not limited to, breach of contract (express or implied), tort, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (4) any claim for attorney’s fees, costs, disbursements and the like.  To the maximum extent permitted by law, the Executive also promises never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or under any other unfair competition law of any jurisdiction with respect to the Executive’s employment with MRV or the termination thereof.

c.             MRV and the Executive acknowledge and agree that the release set forth in this Section 6 does not in any way affect: (1) the Executive’s rights of indemnification and directors and officers liability insurance coverage under Section 11; (2) the Executive’s accrued, vested rights under any tax-qualified 401(k) plans maintained by MRV and its Affiliates; and (3) the right of the Executive to take whatever steps may be necessary to enforce the terms of this Agreement.

d.             The Executive hereby expressly and knowingly waives application of Section 1542 of the California Civil Code and all comparable, equivalent or similar provisions of state or federal law.  The Executive further certifies that the Executive has read and understands the provisions of Section 1542 of the California Civil Code, which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

e.             For purposes of this Release, the “Released Parties” means MRV, all current and former parents, subsidiaries, related companies, partnerships, joint ventures and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and, with respect to each of them, their predecessors and successors, and, with respect to each such entity, all of its past, present, and future employees, officers, directors, members, stockholders, owners, representatives, assigns, attorneys, agents, insurers, and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors (whether acting as agents for such entities or in their individual capacities).

7.             Supplemental General Release.  The Executive agrees to execute the Supplemental General Release attached as Exhibit C after the Termination Date and to deliver the executed Supplemental General Release to MRV within 21 days after the Termination Date.  The Executive agrees that all MRV covenants (including MRV’s obligation to make or provide payments and benefits pursuant to Section 2) that relate to its obligations beyond the Termination

Date are contingent on the Executive’s execution of (and not revoking) the Supplemental General Release.

8.             No Existing Suit.  The Executive represents and warrants that, as of the Effective Date of this Agreement, he has not filed or commenced any suit, claim, charge, complaint, action, arbitration, or legal proceeding of any kind against MRV or any Affiliate.  The Executive acknowledges that this Agreement does not prohibit him from filing a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”), from enforcing this Agreement and recovering for any breach of it, or from exercising any rights under California Labor Code Section 2802.  The Executive waives, however, any right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on the Executive’s behalf.

9.             Certain Forfeitures in Event of Breach or Other Liability to MRV.  The Executive acknowledges and agrees that, notwithstanding any other provision of this Agreement, if the Executive materially breaches any obligation under this Agreement, or there is a final determination by a court of competent jurisdiction or an arbitrator, or an agreement by the Executive as part of a settlement, that the Executive is otherwise liable to MRV or any Affiliate, MRV retains the right to recoup any and all payments and benefits provided for in Section 2, any damages suffered by MRV or any Affiliate, plus reasonable attorneys’ fees incurred in connection with such recovery and, to the extent that such benefits have not been fully disbursed to the Executive, MRV reserves its rights to stop all future disbursements of such benefits, except to the extent that such action is prohibited by law or would result in the invalidation of the release provided by the Executive under this Agreement.  The parties agree that any breach of the covenants in Section 5 or Sections 6 and 7 of the Employment Agreement (including the Proprietary Information and Inventions Agreement) shall be deemed a material breach of an obligation under this Agreement.

10.           MRV Release.

a.             For and in consideration of the promises set forth in this Agreement, MRV and each of its Affiliates hereby forever releases, waives and discharges the Executive from each and every claim, demand, cause of action, fees, liabilities or right of any sort (based upon legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise) which MRV and each of its Affiliates has against the Executive that are known by any director of MRV (other than the Executive) or the General Counsel (collectively, “Known Company Claims”), including any Known Company Claims based on or relating to, or arising out of, the Executive’s employment or termination of employment; provided, however, notwithstanding the generality of the foregoing, nothing herein will be deemed to release the Executive from (a) any knowing violations of law, (b) any knowing acts of misconduct or negligence engaged in by the Executive while employed as an employee of MRV or while serving as an officer or director of MRV or any of its Affiliates, including misappropriation, fraud or theft, or (c) any other act or omission that would constitute grounds for terminating the Executive’s employment for “cause” (as defined in Section 2.4 of the Employment Agreement).  In addition, it is agreed and understood that Known Company Claims shall not include any matter related to, or arising out of, the pending stock option class and derivative litigation (respectively styled, Ramsey, et al. v. MRV Communications, Inc., et al., Case No. 08-cv-

4561 GAF; In re MRV Communications, Inc. Derivative Litigation, Case No. 08-cv-3800 GAF; and Ke v. Margalit, et al., Los Angeles Superior Court Case No. BC 393856).

b.             MRV hereby expressly and knowingly waives application of Section 1542 of the California Civil Code and all comparable, equivalent or similar provisions of state or federal law.  Section 1542 of the California Civil Code reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

11.           Indemnification; Liability Insurance.  The Executive shall continue to be entitled to indemnification under the by-laws of MRV as in effect on the Effective Date.  In addition, MRV shall continue to cover the Executive under directors and officers liability insurance while potential liability exists in the same amount and to the same extent as MRV covers its officers and directors.

12.           Entire Agreement; Severability; Waiver; Amendments.  This Agreement (including the Exhibits hereto) and the agreements referenced herein contain the entire agreement of the parties relating to the subject matter hereof, and supersede in their entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including the Employment Agreement (other than as specifically provided herein).  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  The provisions of this Agreement shall be deemed severable and, if any provision is found to be illegal, invalid or unenforceable for any reason, (i) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (ii) the illegality, invalidity or unenforceability will not affect the legality, validity or enforceability of the other provisions hereof.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.  No amendments, alterations or modifications of this Agreement will be valid unless made in writing and signed by the Executive and a duly authorized officer or director of MRV.

13.           Governing Law.  This Agreement shall be governed by, and construed under and in accordance with, the internal laws of the State of California, without reference to rules relating to conflicts of laws.

14.           No Transfer by Executive.  The Executive represents and warrants that he has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, suit, debt, obligations, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered by this Agreement.

This Agreement is personal to the Executive and he may not assign, pledge, delegate or otherwise transfer any of his rights, obligations or duties under this Agreement.

15.           Dispute Resolution.  The parties hereto may attempt to resolve any dispute hereunder informally via mediation or other means.  Otherwise, the parties agree that all disagreements, disputes and controversies arising under or in connection with this Agreement will be settled by arbitration conducted before a single arbitrator mutually agreed to by MRV and the Executive, sitting in Los Angeles, California or such other location agreed to by the parties, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect and in accordance with California Code of Civil Procedure Section 1281, 1282 and 1283, et. seq.; provided, however, that if MRV and the Executive are unable to agree on a single arbitrator within 30 days of the demand by another party for arbitration, an arbitrator will be designated by the Los Angeles Office of the American Arbitration Association.  The determination of the arbitrator will set forth in writing findings of fact and conclusions of law upon which the determination was based, and will be final and binding on the parties.  Each party waives right to trial by jury and further review or appeal of the arbitrator’s ruling, except as provided in California Code of Civil Procedure Section 1286.2.  Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.  The costs of arbitration, including the arbitrator’s fees and expenses, will be borne equally by the parties unless otherwise determined by the arbitrator.  Each party shall pay its own attorneys’ fees and expenses in connection with any such arbitration.

16.           Notices.  Any notice, waiver or other communication given hereunder (a “Notice”) will be in writing and will be deemed to have been duly given under this Agreement (except as set forth in Section 18 in respect of a written notice of revocation) will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile (with a Notice contemporaneously given by another method specified in this Section 16), (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown on the records of MRV.

If to MRV:

MRV Communications, Inc.

20415 Nordhoff Street

Chatsworth, California 91311

Attention: General Counsel

Facsimile: 818-407-5867

with a copy to:

Patrick S. Brown, Esq.

Michael A. Katz, Esq.

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, California 90067-1725

Facsimile: 310-407-2685

or to such other address as either party may have furnished to the other in writing by like Notice, except that notices of change of address will be effective only upon receipt.

17.          Nonadmissibility.  Nothing contained in this Agreement, or the fact of its submission to the Executive, will be admissible evidence against either party in any judicial, administrative, or other legal proceeding (other than an action for breach of this Agreement), or be construed as an admission of any liability or wrongdoing on the part of either party or of any violation of federal, state, or local statutory law, common law or regulation.

18.          Knowing and Voluntary Waiver.  By signing this Agreement, the Executive expressly acknowledges and agrees that: (a) he has carefully read it and fully understands what it means; (b) he has discussed this Agreement with an attorney of his choosing before signing it; (c) he has been given at least 21 calendar days to consider this Agreement; (d) he has agreed to this Agreement knowingly and voluntarily and was not subjected to any undue influence or duress; (e) the consideration provided him under this Agreement is sufficient to support the releases provided by him under this Agreement; (f) he may revoke his execution of this Agreement within seven days after he signs it by sending written notice of revocation as set forth below; and (g) on the eighth day after he executes this Agreement (the “Effective Date”), this Agreement becomes effective and enforceable, provided that the Executive does not revoke this Agreement during the revocation period.  Any revocation of the Executive’s execution of this Agreement must be submitted, in writing, to MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, California 91311, to the attention of the General Counsel, stating “I hereby revoke my execution of the Separation and Release Agreement.”  The revocation must be personally delivered to the General Counsel or mailed to the General Counsel and postmarked within seven days of the Executive’s execution of this Agreement.  If the last day of the revocation period is a Saturday, Sunday or legal holiday, then the revocation period will be extended to the following day which is not a Saturday, Sunday or legal holiday.  The Executive agrees that if he does not execute this Agreement or, in the event of revocation, he will not be entitled to receive any of the payments or benefits under Section 2.

19.          Tax Matters.

a.             MRV may withhold from any and all amounts payable to the Executive under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulations and all other amounts or charges required to be withheld and deducted.

b.             It is the parties’ intention that the payments and benefits provided under this Agreement be exempt from or comply with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance promulgated thereunder and, accordingly, this Agreement will be interpreted to be consistent with such intent.  To the extent any taxable expense reimbursement or in-kind benefits under this Agreement is subject to Section 409A, the amount thereof eligible in one taxable year shall not affect the amount eligible for any other taxable year, in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which the Executive incurred such expenses and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit.  Each payment under this Agreement will be treated as a separate payment for purposes of Section 409A.  To extent that any benefit or payment would be subject to the additional tax of Section 409A if paid or provided during the six months beginning on the date of the Executive’s termination of employment, it will be accumulated and paid or provided on the first business day of the seventh month following that date (or earlier, if permitted by Section 409A).  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “separation from service” within the meaning of Section 409A.

20.          Third Party Beneficiaries.  The Executive acknowledges and agrees that (a) each of MRV’s Affiliates shall be a third party beneficiary of Section 5 and (b) each Released Party shall be a third party beneficiary to the releases set forth in Section 6 and the Supplemental General Release, with full rights to enforce this Agreement and the matters documented herein.

21.          Interpretation.  The parties hereto acknowledge and agree that:  (a) each party hereto and its counsel reviewed and negotiated the terms and provisions of the Agreement and have contributed to their revision; and (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of the Agreement.

22.          Counterparts.  This Agreement may be executed (including by facsimile transmission confirmed promptly thereafter by actual delivery of executed counterparts) with counterpart signature pages or in counterparts, each of which together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year set forth at the head of this Agreement.

MRV COMMUNICATIONS, INC.

Dated: June 8, 2010	/s/ Jennifer Hankes Painter
Name: Jennifer Hankes Painter
Title: VP, General Counsel

EXECUTIVE

Dated: June 8, 2010	/s/ Noam Lotan
Noam Lotan

EXHIBIT A

RESIGNATIONS

Effective as of June 30, 2010, I hereby resign from my position as Chief Executive Officer of MRV Communications, Inc. (“MRV”), as a member of the Board of Directors of MRV and from all other offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, MRV or its subsidiaries or affiliates.

I acknowledge that such resignations are not on account of any disagreement with MRV relating to its operations, policies or practices.

Noam Lotan
Dated: June 30, 2010

A-1

EXHIBIT B

STOCK OPTION SUMMARY

Grant Date	Exercise Price	Option Shares*	Vested	Accelerated		Stated Expiration Date	Actual Expiration Date
10/29/01	$2.70	80,000	80,000	—		9/21/11	9/21/11
10/29/02	$0.99	100,000	—	76,767	**	10/29/12	10/29/12
10/29/02	$0.99	12,000	12,000	—		10/29/12	10/29/12
12/29/03	$3.35	20,000	20,000	—		12/29/13	6/30/13
3/22/04	$2.80	25,000	25,000	—		3/22/14	6/30/13
2/28/05	$3.70	60,000	60,000	—		2/28/15	6/30/13
12/30/05	$2.05	35,000	35,000	—		12/30/15	6/30/13
6/1/06	$3.24	70,000	70,000	—		6/1/16	6/30/13
8/1/07	$2.63	160,000	80,000	—		8/1/17	6/30/13
3/3/08	$1.49	170,000	85,000	—		3/3/18	6/30/13
		732,000	467,000	76,767

*                             Any stock options not vested as of the Termination Date (after taking into account any acceleration provided for in this Agreement) automatically shall be forfeited as of the Termination Date.

**                      The portion of the stock option that will be vested as of the Termination Date is determined by multiplying 100,000 by a fraction, the numerator of which is the number of days between October 29, 2002 and the Termination Date (2,802) and the denominator of which is 3,650.

B-1

EXHIBIT C

Supplemental General Release

This Supplemental General Release, dated as of the      day of July, 2010, is delivered by Noam Lotan (the “Executive”) to and for the benefit of the Released Parties (as defined below).  The Executive acknowledges that this Supplemental General Release is being executed in accordance with Section 7 of the Separation and Release Agreement dated June     , 2010 (the “Separation Agreement”).

1.             General Release.  (a)  The Executive, for himself and for his heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives (collectively, the “Releasors”) hereby forever releases, waives and discharges the Released Parties (as defined below) from each and every claim, demand, cause of action, fee, liability or right of any sort (based upon legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), known or unknown, which Releasors ever had, now have, or hereafter may have against the Released Parties by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter from the beginning of the world up to and including the Effective Date (as defined below), including without limitation, those in connection with, or in any way related to or arising out of, the Executive’s employment or termination of employment or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with the Released Parties.

(b)           Without limiting the generality of the previous paragraph, this Supplemental General Release is intended to and shall release the Released Parties from any and all claims, whether known or unknown, which Releasors ever had, now have, or may hereafter have against the Released Parties including, but not limited to:  (1) any claim of discrimination or retaliation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Released Parties subject to the terms and conditions of such plan and applicable law) and the Family and Medical Leave Act; (2) any claim under the Constitution of the State of California, the California Fair Employment and Housing Act, the California Labor Code, the California Civil Code, the Unruh and George Civil Rights Acts, the California Family Rights Act, the California Government Code, the California Pregnancy Disability Leave Law, the California Workers’ Compensation Act or the California Continuation Benefits Replacement Act; (3) any other claim (whether based on federal, state or local law or ordinance, statutory or decisional) relating to or arising out of the Executive’s employment, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of such employment, including, but not limited to, breach of contract (express or implied), tort, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (4) any claim for attorney’s fees, costs, disbursements and the like.  To the maximum extent permitted by law, the Executive also promises never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or under any other unfair competition law of any jurisdiction with respect to the Executive’s employment with MRV Communications, Inc. (“MRV”) or the termination thereof.

(c)           The foregoing release does not in any way affect: (1) the Executive’s rights of indemnification and directors and officers liability insurance coverage under Section 11 of the Separation Agreement; (2) the Executive’s accrued, vested rights under any tax-qualified 401(k) plans maintained by MRV and its subsidiaries and affiliates; and (3) the right of the Executive to take whatever steps may be necessary to enforce the terms of the Separation Agreement.

(d)           The Executive hereby expressly and knowingly waives application of Section 1542 of the California Civil Code and all comparable, equivalent or similar provisions of state or federal law.  The Executive further certifies that the Executive has read and understands the provisions of Section 1542 of the California Civil Code, which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

(e)           For purposes of this Supplemental General Release, the “Released Parties” means MRV, all current and former parents, subsidiaries, related companies, partnerships, joint ventures and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and, with respect to each of them, their predecessors and successors, and, with respect to each such entity, all of its past, present, and future employees, officers, directors, members, stockholders, owners, representatives, assigns, attorneys, agents, insurers, and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors (whether acting as agents for such entities or in their individual capacities).

2.             No Existing Suit.  The Executive represents and warrants that, as of the Effective Date of this Supplemental General Release, he has not filed or commenced any suit, claim, charge, complaint, action, arbitration, or legal proceeding of any kind against MRV or its subsidiaries or affiliates.  The Executive acknowledges that this Agreement does not prohibit him from filing a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”), from enforcing this Agreement and recovering for any breach of it, or from exercising any rights under California Labor Code Section 2802.

The Executive waives, however, any right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on the Executive’s behalf.

3.             MRV Release.

(a)           MRV and each of its subsidiaries or affiliates (collectively, “Affiliates”) hereby forever releases, waives and discharges the Executive from each and every claim, demand, cause of action, fees, liabilities or right of any sort (based upon legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise) which MRV and each of its Affiliates has against the Executive that are known by any director of MRV (other than the Executive) or the General Counsel (collectively, “Known Company Claims”), including any Known Company Claims based on or relating to, or arising out of, the Executive’s employment or termination of employment; provided, however, notwithstanding the generality of the foregoing, nothing herein will be deemed to release the Executive from (1) any knowing violations of law, (2) any knowing acts of misconduct or negligence engaged in by the Executive while employed as an employee of MRV or while serving as an officer or director of MRV or any of its Affiliates, including misappropriation, fraud or theft, or (3) any other act or omission that would constitute grounds for terminating the Executive’s employment for “cause” (as defined in Section 2.4 of the Key Employee Agreement dated as of March 23, 1992, as amended on August 10, 1992 and November 16, 1994).  In addition, it is agreed and understood that Known Company Claims shall not include any matter related to, or arising out of, the pending stock option class and derivative litigation (respectively styled, Ramsey, et al. v. MRV Communications, Inc., et al., Case No. 08-cv-4561 GAF; In re MRV Communications, Inc. Derivative Litigation, Case No. 08-cv-3800 GAF; and Ke v. Margalit, et al., Los Angeles Superior Court Case No. BC 393856).

(b)           MRV hereby expressly and knowingly waives application of Section 1542 of the California Civil Code and all comparable, equivalent or similar provisions of state or federal law.  Section 1542 of the California Civil Code reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

4.             Knowing and Voluntary Waiver.  By signing this Supplemental General Release, the Executive expressly acknowledges and agrees that: (a) he has carefully read it and fully understands what it means; (b) he has discussed this Supplemental General Release with an attorney of his choosing before signing it; (c) he has been given at least 21 calendar days to consider this Supplemental General Release; (d) he has agreed to this Supplemental General Release knowingly and voluntarily and was not subjected to any undue influence or duress; (e) the consideration provided him under Separation Agreement is sufficient to support the releases provided by him under this Supplemental

General Release; (f) he may revoke his execution of this Supplemental General Release within seven days after he signs it by sending written notice of revocation as set forth below; and (g) on the eighth day after he executes this Supplemental General Release (the “Effective Date”), this Supplemental General Release becomes effective and enforceable, provided that the Executive does not revoke this Agreement during the revocation period.  Any revocation of the Executive’s execution of this Supplemental General Release must be submitted, in writing, to MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, California 91311, to the attention of the General Counsel, stating “I hereby revoke my execution of the Supplemental General Release.”  The revocation must be personally delivered to the General Counsel or mailed to the General Counsel and postmarked within seven days of the Executive’s execution of this Supplemental General Release.  If the last day of the revocation period is a Saturday, Sunday or legal holiday, then the revocation period will be extended to the following day which is not a Saturday, Sunday or legal holiday.  The Executive agrees that if he does not execute this Supplemental General Release or, in the event of revocation, he will not be entitled to receive any of the payments or benefits under Section 2 of the Separation Agreement.  The Executive must execute this Supplemental General Release on or before July 21, 2010.

This Release is final and binding and may not be changed or modified.

Date: July , 2010
Noam Lotan

Acknowledged and Agreed:

MRV COMMUNICATIONS, INC.

Name:
Title:
Date: July , 2010